SCHEDULE 14C INFORMATION

INFORMATION STATEMENT PURSUANT TO SECTION 14(C) OF THE

SECURITIES EXCHANGE ACT OF 1934

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Wilmington Funds

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INFORMATION STATEMENT

Wilmington Funds

Wilmington Multi-Manager Alternatives Fund

111 South Calvert Street, 26th Floor

Baltimore, Maryland 21202

Important Notice Regarding the Availability of this Information Statement

The Information Statement is available at http://www.wilmingtonfunds.com

WE ARE NOT ASKING YOU FOR A PROXY OR VOTING INSTRUCTIONS AND WE REQUEST THAT

YOU NOT SEND US A PROXY OR VOTING INSTRUCTIONS.

This Information Statement is being provided to shareholders of Wilmington Multi-Manager Alternatives Fund (“Fund”), a series of the Wilmington Funds (the “Trust”), to notify you of the approval by the Board of Trustees of a new sub-advisory agreement between Wilmington Funds Management Corporation (“WFMC” or “Adviser”), the adviser to the Fund, and P/E Global LLC (“P/E Global”), a sub-adviser retained by the Adviser to perform certain investment advisory services for the Fund. This Information Statement is being provided to shareholders pursuant to the terms of an exemptive order that the Trust has received from the U.S. Securities and Exchange Commission that allows certain sub-adviser changes to be made without shareholder approval (the “Manager of Managers Order”). Subject to certain conditions, the Manager of Managers Order allows WFMC, with the approval of the Trust’s Board of Trustees (“Trustees”), to select sub-advisers and to enter into new sub-advisory agreements without obtaining shareholder approval. The Information Statement is being mailed on or about December 31, 2013 to shareholders of record of the Fund as of December 12, 2013. The Fund will pay the costs associated with preparing and distributing this Information Statement to shareholders.

The Fund provides periodic reports to its shareholders, which highlight relevant information about the Fund, including investment results and a review of portfolio investments. You may receive an additional copy of the most recent annual report and semi-annual report of the Fund, without charge, by calling (800) 836-2211, or by downloading them from the Trust’s web-site at www.wilmingtonfunds.com or by writing to Wilmington Funds, Wilmington Multi-Manager Alternatives Fund, P.O. Box 9828, Providence, RI 02940-8025.

The Fund is a multi-manager fund that has retained an adviser and several sub-advisers to manage and make decisions with respect to investment of its assets. WFMC, located at 1100 North Market Street, Wilmington, Delaware 19890, is the investment adviser to the Fund pursuant to an investment management agreement with the Trust. WFMC has overall responsibility for the general management and day-to-day operations of the Fund but has retained investment sub-advisers to make the investment decisions for the Fund’s assets. Wilmington Trust Investment Advisors, Inc. (“WTIA”), an entity under common control with WFMC, provides certain investment services, information, advice, assistance and facilities and performs research, statistical and investment services pursuant to a sub-advisory agreement among the Trust, WFMC and WTIA. WFMC retains responsibility (subject to the Trustees’ oversight) for managing sub-advisers and evaluates the Fund’s needs and each sub-adviser’s skills and abilities on an ongoing basis. Currently, WFMC allocates the Fund’s assets among six sub-advisers: Acuity Capital Management, LLC, ADAR Investment Management, LLC, Calypso Capital Management, LP, TIG Advisors, LLC, Parametric Risk Advisers and recently hired P/E Global.

P/E Global

At the June 21, 2013 meeting of the Board of Trustees, WFMC reported that it had conducted an analysis of the Fund, its structure and its current sub-advisers to which WFMC allocates the Fund’s assets. Based on its analysis of the Fund, WFMC recommended that the Sub-Advisory Agreement among the Trust, WFMC and P/E Global (the “Agreement”) be approved by the Board. WFMC believes P/E Global to be a qualified and appropriate candidate to sub-advise the Fund, after considering the results of a due diligence visit as well as the Fund’s investment objectives and strategies. WFMC also believes that increasing the Fund’s exposure to P/E Global’s investment strategy will improve the performance of the Fund. P/E Global’s foreign exchange strategy offers the opportunity for the Fund to generate positive risk-adjusted returns by investing in global currency futures on a long and short basis. The strategy seeks to generate positive returns over a rolling three year period with risk similar to 10 year U.S. Treasuries. The strategy can be tailored to meet the specific risk/return parameters and diversification needs of the Fund.

P/E Global will receive an annual sub-advisory fee of 1.00% on net asset managed by it. Pursuant to an exemptive order received from the SEC, the addition of P/E Global as a sub-adviser to the Fund does not require shareholder approval. There will not be an increase to the Fund’s overall investment advisory fees as authorized by shareholders as a result of the Agreement.

The following portfolio managers are responsible for the day-to-day management of the Fund’s assets allocated to P/E Global.

Warren S. Naphtal, co-founder of P/E Investments, serves as Chief Investment officer of P/E Global. Prior to joining P/E Global, Mr. Naphtal was a Senior Vice President and Head of Derivatives Strategies at Putnam Investments. Mr. Naphtal holds a BS from the University of California, Berkeley, and a SM from the Sloan School, Massachusetts Institute of Technology.

J. Richard Zecher, PhD, co-founder of P/E Investments, serves as Strategist and Risk Manager of P/E Global. Prior to joining P/E Global, Dr. Zecher was President and Chief Executive Officer of UBS Asset Management, Inc., and of its predecessor, Chase Investors Management Corporation. Dr. Zecher holds a BA from Ohio State University, a MA from University of Delaware and a PhD from Ohio State University.

P/E Global is a registered investment adviser with its principal executive office located at 75 State Street, 31st Floor, Boston, MA 02109. As of September 30, 2013, P/E Global had assets under management of approximately $2.2 billion. The name and principal occupation of the principal executive officers of P/E Global are as follows:

Name	Position with P/E Global
Warren S. Naphtal	President and Chief Investment Officer
J. Richard Zecher	Principal and Strategist and Risk Manager
Mary Stephens Naphtal	Chief Operating Officer
Heather K. Mellem	Chief Compliance Officer

P/E Global is owned by P/E Investments LLC and P/E Strategic LLC. P/E Investments LLC is controlled by P/E Capital LLC, which is controlled by P/E Asset Management LLC. Richard Zecher owns at least 25% of P/E Asset Management LLC, and P/E Investments Inc. is a controlling shareholder of P/E Asset Management LLC. Warren Naphtal and Mary Naphtal each own at least 50% of P/E Investments Inc. and P/E Strategic LLC.

Board Approval of the Sub-Advisory Agreement with P/E Global

At the Board of Trustees meeting held on June 21, 2013, in accordance with a recommendation from WFMC, the Trustees, including the Trustees who are not considered “interested persons” (the “Independent Trustees”) under the Investment Company Act of 1940 (the “1940 Act”), approved the Agreement. In evaluating the Agreement, the Trustees reviewed information provided concerning the following:

•	The nature and quality of the services provided, including the activities of the Adviser with respect to the sub-advisers of the relevant Fund;

•	The cost of providing the services for the sub-adviser as relevant and available;

•	The extent to which the sub-adviser, as relevant and available, realizes economies of scale as the Fund grows larger;

•	The fall-out benefits to advisory affiliates that can be attributed to the sub-adviser’s position with the Fund, as relevant and available; and

•	The Adviser’s recommendation that the Independent Trustees approve the Agreement.

In considering this information, the Trustees took into account management style, investment strategies, and prevailing market conditions. After extensive discussion and consideration among themselves, and with the Adviser and independent legal counsel to the Independent Trustees, including during an executive session among the Independent Trustees and independent legal counsel, the Independent Trustees concluded the following:

•	The nature and extent of the investment advisory services to be provided to the Fund by the sub-adviser were consistent with the terms of the Agreement; and

•	The prospects for satisfactory investment performance were reasonable.

Based on all relevant information and factors, none of which was individually determinative of the outcome, the Trustees, including all of the Independent Trustees, concluded that the approval of the Agreement was in the best interests of the Fund and its shareholders and approved the Agreement. P/E Global was allocated Fund assets on October 2, 2013.

Sub-advisory Agreement

The Agreement was approved by the Trustees on June 21, 2013. In accordance with the Manager of Managers Order, the Agreement will not be submitted to the Fund’s shareholders for their approval. The following is a brief summary of the material terms of the Agreement.

General. Under the terms of the Agreement, P/E Global is responsible for managing that portion of the Fund’s assets that it is allocated to manage by WFMC. In providing investment management services to the Fund, P/E Global determines which investments shall be purchased, held or sold, and what assets shall be held uninvested, subject to the Amended and Restated Agreement and Declaration of Trust and Amended and Restated By-Laws of the Trust, the investment objective, policies and restrictions set forth in the Fund’s registration statement, the provisions of the 1940 Act and the Internal Revenue Code of 1986, and such policies and instructions as the Trustees of the Trust may determine.

It is anticipated that P/E Global will: (1) maintain all books and records required to be maintained by it pursuant to the 1940 Act and the rules and regulations promulgated thereunder with respect to the transactions P/E Global effects on behalf of the Fund; and (2) complete such reports concerning purchases or sales of investments of Fund assets managed by P/E Global as the Adviser or the Trust may from time to time require to assure compliance with, among others, the 1940 Act and the Internal Revenue Code.

Compensation. For services rendered under the Agreement, P/E Global receives an annual fee paid monthly as follows: 1.00% on the average daily net assets managed.

Liability of P/E Global. The Agreement provides that P/E Global shall not be liable for any action taken, omitted or suffered to be taken by it in its reasonable judgment, in good faith and believed by it to be authorized or within the discretion, rights or powers conferred upon it by the Agreement, or in accordance with (or in the absence of) specific directions or instructions from the Trust or Adviser, provided, however, that such acts or omissions shall not have resulted from P/E Global’s willful misfeasance, bad faith, gross negligence or a reckless disregard of duty.

Term. The Agreement is expected to remain in effect, unless earlier terminated, for an initial term expiring two years from the date of effectiveness and will continue in effect thereafter for successive twelve-month periods, provided that each such continuance is specifically approved at least annually by the Trustees and by a majority of the Trustees who are not parties to the Agreement or interested persons of any such party (other than as Trustees of the Trust).

Termination. Under the terms of the Agreement, the Agreement may at any time be terminated without penalty upon sixty (60) days’ written notice by any party. The Trust, on behalf of the Fund, may agree to terminate the Agreement either by the vote of a majority of the outstanding voting securities of the Fund or by the vote of the Trustees of the Trust. The Agreement shall terminate automatically in the event of its assignment.

Additional Information About WFMC and Affiliates

WFMC serves as the investment advisor to the Fund pursuant to an investment advisory agreement dated March 12, 2012 between WFMC and the Trust (the “Investment Advisory Contract”). The Investment Advisory Contract was last approved by the Board on September 12, 2013. WMFC is located at 1100 North Market Street, Wilmington, Delaware 19890. WFMC is a wholly owned subsidiary of Wilmington Trust Corporation, which is a wholly owned subsidiary of M&T Bank Corporation (“M&T”).

Under the terms of the Investment Advisory Contract, WFMC has agreed to: (a) direct the investments of the Fund, subject to and in accordance with the Fund’s investment goal, policies and limitations set forth in the Fund’s prospectus and statement of additional information; (b) purchase and sell for the Fund, securities and other investments consistent with the Fund’s goals and policies; (c) supply office facilities, equipment and personnel necessary for servicing the investments of the Fund; (d)

pay the salaries of all personnel of the investment advisor performing services relating to research, statistical and investment activities on behalf of the Fund; (e) make available and provide such information as the Trust and/or its administrator may reasonably request for use in the preparation of its registration statement, reports and other documents required by any applicable federal, foreign or state statutes or regulations; (f) make its officers and employees available to the Trustees and officers of the Trust for consultation and discussion regarding the management of each Fund and its investment activities. Additionally, WFMC has agreed to create and maintain all necessary records in accordance with all applicable laws, rules and regulations pertaining to the various functions performed by it and not otherwise created and maintained by another party pursuant to a contract with the Fund. The Trust and/or WFMC may at any time upon approval by the Board of Trustees, enter into one or more sub-advisory agreements with a sub-advisor pursuant to which WFMC delegates any or all of its duties as listed. The Investment Advisory Contract provides that WFMC shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Fund in connection with the matters to which the agreement relates, except to the extent of a loss resulting from willful misfeasance, bad faith or gross negligence on its part in the performance of its obligations and duties under the agreement.

Pursuant to the Investment Advisory Contract, WFMC is entitled to receive an annual investment advisory fees of 1.00%, paid monthly as a percentage of average daily net assets. WFMC has contractually agreed to waive until August 31, 2014 a portion of its advisory fee or reimburse expenses to the extent that the expenses of a Fund (excluding the effects of dividends or interest on short positions, acquired fund fees and expenses, taxes or extraordinary expenses), expressed as an annualized percentage of average daily net assets, do not exceed 2.23% for Class A Shares and 1.98% for Class I Shares of the Fund. The advisory fee paid to WFMC by the Fund for the fiscal year ended April 30, 2013 was $48,669.

WTIA, 111 South Calvert Street, 26 Floor, Baltimore, MD 21202, provides certain investment services, information, advice, assistance and facilities and performs research, statistical and investment services pursuant to a sub-advisory agreement among the Trust, WFMC and WTIA. For providing sub-advisory services, WTIA receives 80% of WFMC’s advisory fee received from the Fund. The allocation of the fees between WFMC and WTIA is based on the allocation of responsibilities between WFMC and WTIA with respect to each Fund. WFMC may reallocate investment advisory responsibilities and fees between itself and WTIA without obtaining shareholder approval. Any such reallocation will not result in a reduction in the nature and level of services provided to each Fund or in an increase in the aggregate fees paid by the Fund for such services.

WFMC also serves as co-administrator to the Trust and provides the Fund with certain administrative personnel and services necessary to operate the Fund. Effective October 1, 2013, fees payable to WFMC are as follows:

Maximum Administrative Fee	Average Aggregate Daily Net Assets of the Wilmington Funds
0.040%	on the first $5 billion
0.030%	on the next $2 billion
0.025%	on the next $3 billion
0.018%	on assets in excess of $10 billion

Prior to October 1, 2013, fees payable to WFMC were as follows:

Maximum Administrative Fee	Average Aggregate Daily Net Assets of the Wilmington Funds
0.033%	on the first $5 billion
0.020%	on the next $2 billion
0.016%	on the next $3 billion
0.015%	on assets in excess of $10 billion

The co-administration fee paid to WFMC by the Fund for the fiscal year ended April 30, 2013 was $8,377.

R. Samuel Fraundorf, a Trustee of the Trust, also serves as the President of WTIA. Robert J. Truesdell, a Trustee of the Trust, also serves as a Group Vice President and Senior Investment Advisor for Wilmington Trust Wealth Advisory Services of M&T Bank, the parent of WFMC. The following officers of the Trust also serve as officers of WTIA or M&T Bank, the parent of WFMC:

Name	Position Held with the Trust	Position Held with WTIA or M&T
Samuel Guerrieri	President	Senior Vice President (M&T)

Michael D. Daniels	Chief Operating Officer	Chief Operating Officers (WTIA); Administrative Vice President (M&T)

Jeffrey M. Seling	Assistant Treasurer and Vice President	Vice President (WTIA and M&T)

John C. McDonnell	Assistant Treasurer and Vice President	Vice President (WTIA)

Hope L. Brown	Chief Compliance Officer, AML Compliance Officer and Assistant Secretary	Vice President (WTIA)

Eric B. Paul	Vice President	Administrative Vice President (M&T)

Ralph V. Partlow, III	Vice President	Administrative Vice President and Deputy General Counsel (M&T)

WFMC continues to provide investment advisory and co-administrative services after the Agreement was approved.

Shareholdings Information

As of December 12, 2013, the Fund had 11,154,834 shares of Class I and 282,843 shares of Class A issued and outstanding. As of December 12, 2013, the following persons owned of record 5% or more of the outstanding shares of the Fund:

Class I Shares

Name and Address	Percentage Ownership of Fund	Total Number of Shares Owned
SEI Private Trust Company C/O M&T Bank/WTC ID 337 Attn: Mutual Fund Administrator One Freedom Valley Drive Oaks, PA 19456 – 9989	32.0%	3,572,743

Name and Address	Percentage Ownership of Fund	Total Number of Shares Owned
SEI Private Trust Company C/O M&T Bank ID 337 Attn: Mutual Fund Administrator One Freedom Valley Drive Oaks, PA 19456 – 9989	12.4%	1,387,199

Class A Shares

Name and Address	Percentage Ownership of Fund	Total Number of Shares Owned
Mid Atlantic Trust Co. FBO Wilton RE US Holdings, Inc. & Affiliates 401(k) Retirement Plan 1251 Waterfront Place, Suite 525 Pittsburgh, PA 15222	14.7%	41,492

Mid Atlantic Trust Co. FBO Granite Group 401(k) Multiple Employer Plan 1251 Waterfront Place, Suite 525 Pittsburgh, PA 15222	12.4%	35,033

Charles Schwab For Special Custody Account FBO of our Customers Attn: Mutual Funds 101 Montgomery Street San Francisco, CA 94104-4151	5.9%	16,598

As of December 12, 2013, each Trustee’s individual shareholdings constituted less than 1% of the outstanding shares of the Fund, and as a group, the Trustees and officers of the Trust own less than 1% of the shares of the Fund.

Householding

Only one copy of this Information Statement may be mailed to households, even if more than one person in a household is a Fund shareholder of record; unless the Trust has received instructions to the contrary. If you need additional copies of this Information Statement, please contact your participating securities dealer or other financial intermediary or you may call (800) 836-2211. If you do not want the mailing of an Information Statement to be combined with those for other members of your household in the future, or if you are receiving multiple copies and would rather receive just one copy for the household, please contact your participating securities dealer or other financial intermediary or you may call (800) 836-2211.